Exhibit 10.53

COMMERCIAL LEASE AMENDMENT

THIS LEASE AMENDMENT AGREEMENT (hereinafter referred to as the "Lease Amendment") is made and entered into this 19th day of September 2016, by and between 424116 B.C. Ltd (hereinafter referred to as "Landlord") and Sysorex Canada Corp formerly Air Patrol Research Corp.(hereinafter referred to as "Tenant," whether one or more, and each agreeing to be bound by and held jointly and severally liable under the terms and conditions of this Lease Amendment).

In consideration of the covenants and obligations contained herein and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. PRIOR LEASE: The parties executed a Lease Agreement dated August 22, 2013 (hereinafter "Lease Agreement") with a term of lease commencing on the 1st day of November, 2013, and which expires on the 31st day of October, 2018. All terms, conditions, and provisions of said Lease Agreement are hereby incorporated by reference or by attachment, unless amended by the Landlord and Tenant as noted herein.

2. AMENDMENT OF PRIOR LEASE: The parties hereby agree to amend the aforementioned Lease Agreement with the following adjustments.

a) The Amended Lease will have a five year term, commencing on the 1st day of October, 2016, and expiring on the 30th day of September, 2021.

b) The Tenant agrees to add unit 400, 2963 Glen Drive, Coquitlam, B.C. to the original Lease Agreement, increasing the leased space by 2,337 square feet to produce an aggregate total of 6,656 square feet.

c) At the Tenant's option, the Landlord agrees to provide the Tenant with a Right of First Refusal (the "ROFR") on any space that becomes available on the fourth (4th) floor of the Building, The Landlord shall provide the Tenant with the terms of a bonafide Offer to Lease from a third party which the Landlord is willing to accept and the Tenant shall have five (5) business days to either accept or reject the terms of the Offer by way of written notice to the Landlord. Should the Tenant accept the terms of the offer, the Landlord shall further amend the Lease Amendment to include the terms of the ROFR Premises, adjusted only to be coterminous with the expiry of the Lease contained herein, September 30, 2021.

d) Landlord's Work / Condition of the Demised Premises - The Landlord shall provide the Premises with a full turnkey finish as outlined in the plan attached as Schedule A and the detailed scope of work attached as Schedule A-1, or shall pay the Tenant's contractor directly for the Tenant's Work as per the Tenant direction, at the Landlord's sole expense to be agreed upon among the Tenant and Landlord prior to subject removal contained herein and finalized in a work schedule to be attached hereto as Schedule "A." In addition, the Landlord shall provide any reconstruction required to the Tenant's Existing Premises, Suite #405 at the Landlord's cost and coordination in order to join the Existing Premises and the Expansion Premises as one contiguous space.

e) Option to Renew — The Landlord agrees to grant the Tenant one option to renew the Term of the Lease for a further period of five (5) years (the "Renewal Term"), such option to be exercised upon six (6) months' written notice to the Landlord, prior to September 30, 2021, not to be given sooner than twelve (12) months prior to September 30, 2021. The Renewal Term shall be on the same terms and conditions as the initial Term except for Base Rent, any free rent allowance, fixturing period, Tenant improvement allowance or other incentive or inducement and except for this option to renew.

The Base Rent payable by the Tenant during the Renewal Term shall be negotiated and agreed upon between the parties prior to the commencement of the Extended Term based on the prevailing fair market Base Rent at the commencement of the Renewal Term for similarly improved premises of similar size, quality, use and location in office buildings of a similar size, quality and location in Coquitlam, British Columbia. Failing such agreement, then within two (2) months prior to the commencement of the Renewal Term, Base Rent shall be determined by arbitration under the provisions of the Arbitration Act (British Columbia) and in accordance with this clause.

f) No Restoration Obligation — The Tenant shall not be required to remove any leasehold improvements whatsoever at the expiry of the Lease Term and shall return the Premises to the Landlord in a then "as-is" condition.

g) Right to Assign / Sublease — The Tenant shall have the right to sublet, assign or transfer all or a portion of the Leased premises to any other entity under its common control in accordance with the Lease, and the Tenant shall have the right to assign this Lease or sublease any portion of the Premises to a third party by obtaining the consent of the Landlord, in accordance with the Lease, such consent not to be unreasonably withheld or delayed.

h) Parking — the Landlord agrees to provide the Tenant with an additional six (6) parking stalls within the Building parking complex for the duration of the Lease at a fixed cost of $75.00 per stall per month for the duration of the Lease term. Upon potential future renewal of the Lease beyond the initial five (5) year term, parking cost per month shall be at then market rates.

3. REVISED RENT PAYMENTS: YIELDING AND PAYING THEREFORE unto the Landlord, its successors and assigns during the Term of this agreement, a total rent of Seven Hundred and Twenty Four Thousand, Four Hundred and Fifty dollars and fifty two cents ($ 724,450.52).

BASE RENT:

The rent is calculated on the combined size of the units, being 6,656 square feet.

	$/sq.ft	Term	Monthly

October 1, 16 — Sept 30, 2017	$21.00	$125,410.25	$11,648.00
October 1, 17 — Sept 30, 2018	$21.00	$139,776.00	$11,648.00
October 1, 18 — Sept 30, 2019	$23.00	$153,088.00	$12,757.33
October 1, 19 — Sept 30, 2020	$23.00	$153,088.00	$12,757.33
October 1, 20 — Sept 30, 2021	$23.00	$153,088.00	$12,757.33

The Landlord, 424116 BC Ltd, has agreed to waive the base rent for the month of October 2016, and one week of November 2016 base rent reflected above. Additional rent and parking are still due for those adjusted periods.

4. AGENCY DISCLOSURE: As part of the consideration for the granting of this Lease, the Tenant represents and warrants to the Landlord that CBRE Limited has acted as agents and Tara Finnegan as salesperson, in the negotiating of this Lease Amendment.

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424116 B.C. Ltd (“LANDLORD”):

Sign:	/s/ R. Sohwartzman	Date:	February 27, 2017
R. Sohwartzman, Director

SYSOREX CANADA CORP. (“TENANT”):

Sign:	/s/ Kevin R. Harris	Print	Kevin R. Harris	Date:	February 16, 2017

WITNESS:

Sign:	/s/ Lori Marshall	Print	Lori Marshall	Date:	February 16, 2017

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